Filed Pursuant to Rule 433 Registration No. 333-223208 June 19, 2020 FREE WRITING PROSPECTUS (To Prospectus dated February 26, 2018, Prospectus Supplement dated February 26, 2018 and Equity Index Underlying Supplement dated February 26, 2018) HSBC USA Inc. Digital Barrier Securities Linked to the Least Performing of the S&P 500® Index and the Russell 2000® Index Digital Barrier Securities linked to the least performing of the S&P 500® Index and the Russell 2000® Index Maturity of approximately 18 months Digital Upside Return of at 15.00% if the final level of the Least Performing Underlying is greater than or equal to 80% of its initial level 1x exposure to any negative Reference Return of the Least Performing Underlying if its Reference Return is less than -20% Any payments on the securities are subject to the credit risk of HSBC USA Inc. The Digital Barrier Securities linked to the least performing of the S&P 500® Index and the Russell 2000® Index (each a “security” and collectively the “securities") offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. The securities will not bear interest. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the securities. HSBC Securities (USA) Inc. will purchase the securities from us for distribution to other registered broker-dealers or will offer the securities directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-15 of this document. Investment in the securities involves certain risks. You should refer to “Risk Factors” beginning on page FWP-8 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement. The Estimated Initial Value of the securities on the Pricing Date is expected to be between $860 and $960 per security, which will be less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-4 and “Risk Factors” beginning on page FWP-8 of this document for additional information. Price to Public Underwriting Discount1 Proceeds to Issuer Per security $1,000 Total 1 HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.50% and structuring fees of up to 0.25% per $1,000 Principal Amount in connection with the distribution of the securities to other registered broker-dealers. In no case will the sum of the underwriting discounts and structuring fees exceed 1.75% per $1,000 Principal Amount. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-15 of this document. The Securities: Are Not FDIC Insured Are Not Bank Guaranteed May Lose Value HSBC USA Inc.

Digital Barrier Securities Linked to the Least Performing of the S&P 500® Index and the Russell 2000® Index Indicative Terms* Principal Amount $1,000 per note Reference Asset The S&P 500® Index (“SPX”) and the Russell 2000® Index (“RTY”) (each, an “Underlying” and together the “Underlyings”) Digital Upside Return 15.00% Payment at Maturity per Note If the Reference Return of each Underlying is greater than or equal to its Barrier Level, you will receive: $1,000 + ($1,000 × Digital Upside Return). If the Reference Return of the Least Performing Underlying is less than its Barrier Level, you will receive: $1,000 + ($1,000 × Reference Return of the Least Performing Underlying). Under these circumstances, you will lose 1% of the Principal Amount for each percentage point that the Final Level of the Least Performing Underlying has decreased from its Initial Level. If the Final Level of the Least Performing Underlying is less than 80% of its Initial Level, you will lose some or all of your investment. Reference Return With respect to each Underlying: Final Level – Initial Level Initial Level Least Performing Underlying The Underlying with the lowest Reference Return Barrier Level See page FWP-4 Initial Level See page FWP-4 Final Level See page FWP-4 Pricing Date July 1, 2020 Trade Date July 1, 2020 Original Issue Date July 7, 2020 Final Valuation Date† January 4, 2021 Maturity Date† January 7, 2021 CUSIP/ISIN 40438CMS7 / US40438CMS79 The Notes These Digital Barrier Securities may be suitable for investors who believe that the level of the Underlyings will increase over the term of the notes. If the Reference Return of the Least Performing Underlying is greater than the Barrier Level, you will realize the Digital Upside Return at maturity (subject to the credit risk of HSBC). If the Reference Return of either Underlying declines by more than 20%, you will lose 1% of your investment for every 1% decline of the Least Performing Underlying from its Initial Level. * As more fully described beginning on page FWP-4. † Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement. FWP-2

Payoff Example

The table at right shows the hypothetical payout profile of an investment in the notes reflecting the Digital Upside Return of 15.00%.

Least Performing Underlying Return	Payoff Scenarios	Securities Return
70.00% 65.00%	**Digital Upside Return**	15.00% 15.00%
15.00% 0.00%	**Digital Upside Return**	15.00% 15.00%
-5.00% -20.00%	**Barrier Level of 80% of the Initial Level**	15.00% 15.00%
-40.00% -75.00%	**1x Loss from Initial Level if Below Barrier Level**	-40.00% -75.00%

Information About the Underlyings

The S&P 500® Index

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.



3,600
3,200
2,800
2,400
2,000
1,600
1,200
2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020

The Russell 2000® Index

The RTY is designed to track the performance of the small capitalization segment of the United States equity market. All 2,000 stocks are traded on the New York Stock Exchange or Nasdaq, and the Reference Asset consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.



1,800
1,600
1,400
1,200
1,000
800
600
400
2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020

The graphs above illustrate the daily performance of each Underlying from June 18, 2010 through June 18, 2020. Past performance is not necessarily an indication of future results. For further information on the Underlyings, please see "Information Relating to the Underlyings" on page FWP-14 and "The S&P 500® Index" and "The Russell 2000® Index" in the accompanying Equity Index Underlying Supplement. We have derived all disclosure regarding the Underlyings from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Underlyings.

FWP-4 HSBC USA Inc. Digital Barrier Securities Linked to the Least Performing of the S&P 500® Index and the Russell 2000® Index This document relates to a single offering of Digital Barrier Securities. The securities will have the terms described in this document and the accompanying prospectus supplement, prospectus and Equity Index Underlying Supplement. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Equity Index Underlying Supplement, the terms described in this document shall control. You should be willing to forgo interest and dividend payments during the term of the securities and, if the Reference Return of the Least Performing Underlying (each as defined below) is less than -20%, lose up to 100% of your principal. This document relates to an offering of securities linked to the least performing of the S&P 500® Index and the Russell 2000® Index. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Underlyings as described below. The following key terms relate to the offering of securities: Issuer: HSBC USA Inc. Principal Amount: $1,000 per security Reference Asset: The S&P 500® Index (Ticker: “SPX”) and the Russell 2000® Index (Ticker: “RTY”) (each, an “Underlying” and together the “Underlyings”) Trade Date: July 1, 2020 Pricing Date: July 1, 2020 Original Issue Date: July 7, 2020 Final Valuation Date: January 4, 2021, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement. Maturity Date: Approximately 3 business days after the Final Valuation Date, expected to be January 7, 2021. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement. Digital Upside Return: 15.00% Payment at Maturity: On the Maturity Date, for each security, we will pay you the Final Settlement Value. Final Settlement Value: If the Final Levels of both Underlyings are greater than or equal to the applicable Barrier Levels, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of the securities, calculated as follows: $1,000 + ($1,000 × Digital Upside Return). If the Final Level of either Underlying is less than its Barrier Level, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of the securities, calculated as follows: $1,000 + ($1,000 × Reference Return of the Least Performing Underlying). Under these circumstances, you will lose 1% of the Principal Amount for each percentage point that the Final Level of the Least Performing Underlying has decreased from its Initial Level. If the Final Level of the Least Performing Underlying is less than 80% of its Initial Level, you will lose some or all of your investment. For example, if the Reference Return of the Least Performing Underlying is -40%, you will incur a 40% loss and receive 60% of the Principal Amount, subject to the credit risk of the Issuer. Least Performing Underlying: The Underlying with the lowest Reference Return. Reference Return: With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Level – Initial Level Initial Level Barrier Level: With respect to each Underlying, 80% of its Initial Level. Initial Level: With respect to each Underlying, its Official Closing Level on the Pricing Date. Final Level: With respect to each Underlying, its Official Closing Level on the Final Valuation Date. CUSIP/ISIN: 40438CMS7 / US40438CMS79 Form of Securities: Book-Entry Listing: The securities will not be listed on any U.S. securities exchange or quotation system. Estimated Initial Value: The Estimated Initial Value of the securities is expected to be less than the price you pay to purchase the securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase

FWP-5 your securities in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date. See “Risk Factors—The Estimated Initial Value of the securities, which will be determined by us on the Pricing Date, is expected to be less than the price to public and may differ from the market value of the securities in the secondary market, if any.” The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the securities.

GENERAL

This document relates to an offering of securities. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of securities relates to the Underlyings, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to either Underlying or any component security included in either Underlying or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018 and the Equity Index Underlying Supplement dated February 26, 2018. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Equity Index Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-8 of this document, page S-1 of the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010782/tv486722_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

We are using this document to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.

PAYMENT AT MATURITY

On the Maturity Date, for each security you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Final Levels of both Underlyings are greater than or equal to the applicable Barrier Levels, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of the securities, calculated as follows:

$1,000 + ($1,000 × Digital Upside Return).

If the Final Level of either Underlying is less than its Barrier Level, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of the securities, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

Under these circumstances, you will lose 1% of the Principal Amount for each percentage point that the Final Level of the Least Performing Underlying has decreased from its Initial Level. If the Final Level of the Least Performing Underlying is less than 80% of its Initial Level, you will lose some or all of your investment.

Interest

The securities will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the securities.

Reference Sponsors

The reference sponsor of the SPX is S&P Dow Jones Indices LLC, a division of S&P Global. The reference sponsor of the RTY is FTSE Russell.

FWP-6

FWP-7 INVESTOR SUITABILITY The securities may be suitable for you if: The securities may not be suitable for you if: You seek an investment with a return linked to the least performing of the Underlyings and you believe the Final Level of the Least Performing Underlying will not be less than its Barrier Level. You are willing to make an investment that is exposed to any negative Reference Return of the Least Performing Underlying on a 1-to-1 basis if the Final Level of the Least Performing Underlying is less than its Barrier Level. You are willing to invest in the securities based on the fact that your maximum potential return is the Digital Upside Return. You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating. You are willing to forgo dividends or other distributions paid to holders of the stocks included in either Underlying. You do not seek current income from your investment. You do not seek an investment for which there is an active secondary market. You are willing to hold the securities to maturity. You are comfortable with the creditworthiness of HSBC, as Issuer of the securities. You believe that the Final Level of at least one Underlying will be less than its Barrier Level. You are unwilling to make an investment that is exposed to any negative Reference Return of the Least Performing Underlying on a 1-to-1 basis if the Final Level of the Least Performing Underlying is less than its Barrier Level. You are unwilling to invest in the securities based on the fact that your maximum potential return is the Digital Upside Return. You seek an investment that provides full return of principal. You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating. You prefer to receive the dividends or other distributions paid on the stocks included in either Underlying. You seek current income from your investment. You seek an investment for which there will be an active secondary market. You are unable or unwilling to hold the securities to maturity. You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

FWP-8 RISK FACTORS We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and on page S-1 of the accompanying Equity Index Underlying Supplement. Investing in the securities is not equivalent to investing directly in any of the stocks included in either Underlying. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this document and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the securities described in the following sections: “— Risks Relating to All Note Issuances” in the prospectus supplement; and “— General Risks Related to Indices” in the Equity Index Underlying Supplement. You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities. You will not participate in any appreciation in the levels of the Underlyings and your return on the securities is limited to the Digital Upside Return. The securities will not pay a return more than the Digital Upside Return. Even if the level of the Least Performing Underlying appreciates over the term of the securities, you will not participate in that appreciation. Assuming the securities are held to maturity, the maximum return on the securities will not exceed the Digital Upside Return. Under no circumstances, regardless of the extent to which the level of the Least Performing Underlying increases, will your return exceed the Digital Upside Return. In some cases, you may earn significantly less by investing in the securities than you would have earned by investing in an instrument directly linked to the performance of the Underlyings, or by investing directly in the securities included in either of the Underlyings. Your investment in the securities may result in a loss. You will be exposed to the decline in the Least Performing Underlying from the Pricing Date to the Final Valuation Date on a 1:1 basis if the Final Level of the Least Performing Underlying is less than its Barrier Level. Accordingly, your Payment at Maturity will be less than the Principal Amount of your securities. If the Final Level of the Least Performing Underlying is less than 80% of its Initial Level, you will lose some or all of your investment. Since the securities are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the level of each Underlying. Since the securities are linked to the performance of more than one Underlying, the securities will be linked to the individual performance of each Underlying. Because the securities are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying. For example, in the case of securities linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these securities, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of either of the Underlyings would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the Least Performing Underlying. The amount payable on the securities is not linked to the levels of the Underlyings at any time other than on the Final Valuation Date. The Final Levels of the Underlyings will be based on the Official Closing Levels of the Underlyings on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the level of the Least Performing Underlying appreciates during the term of the securities other than on the Final Valuation Date but then decreases on the Final Valuation Date, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the level of the Least Performing Underlying prior to such decrease. Although the actual levels of the Underlyings on the Maturity Date or at other times during the term of the securities may be higher than their respective Final Levels, the Payment at Maturity will be based solely on the Official Closing Levels of the Underlyings on the Final Valuation Date. Credit risk of HSBC USA Inc. The securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

FWP-9 The securities will not bear interest. As a holder of the securities, you will not receive interest payments. Changes that affect an Underlying may affect the market value of the securities and the amount you will receive at maturity. The policies of a reference sponsor concerning additions, deletions and substitutions of the stocks included in the relevant Underlying and the manner in which that reference sponsor takes account of certain changes affecting those stocks, may affect the level of that Underlying. The policies of a reference sponsor with respect to the calculation of the relevant Underlying could also affect the level of that Underlying. A reference sponsor may discontinue or suspend calculation or dissemination of the relevant Underlying. Any such actions could affect the value of the securities and the return on the securities. The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction. The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the securities. The Estimated Initial Value of the securities, which will be determined by us on the Pricing Date, is expected to be less than the price to public and may differ from the market value of the securities in the secondary market, if any. The Estimated Initial Value of the securities will be calculated by us on the Pricing Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the securities may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We will determine the value of the embedded derivatives in the securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time. The price of your securities in the secondary market, if any, immediately after the Pricing Date is expected to be less than the price to public. The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities and the costs associated with structuring and hedging our obligations under the securities. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the levels of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you. If we were to repurchase your securities immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the securities. Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the securities based on changes in market conditions and other factors that cannot be predicted. The securities are subject to small-capitalization risk. The RTY tracks companies that are considered small-capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the RTY may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more

FWP-10 vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. The securities lack liquidity. The securities will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the securities in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the securities. Potential conflicts of interest may exist. An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. We will not have any obligation to consider your interests as a holder of the securities in taking any action that might affect the value of your securities. Uncertain tax treatment. For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Least Performing Underlying relative to its Initial Level. We cannot predict the Final Level of either Underlying. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Level of the Least Performing Underlying used in the examples below is not expected to be its actual Initial Level. You should not take this illustration or these examples as an indication or assurance of the expected performance of either Underlying or the return on your securities. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including such a security issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Final Settlement Value on a $1,000 investment in the securities for a hypothetical range of Reference Returns of the Least Performing Underlying from -100% to +100%. The following results are based solely on the assumptions outlined below. The "Hypothetical Return on the Securities" as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The potential returns described here assume that your securities are held to maturity. You should consider carefully whether the securities are suitable to your investment goals. The following table and examples assume the following:

- Principal Amount: $1,000
- Hypothetical Initial Level of the Least Performing Underlying*: 1,000
- Barrier Level of the Least Performing Underlying: 800 (80% of its Hypothetical Initial Level)
- Digital Upside Return: 15.00%

*The actual Initial Level of each Underlying will be determined on the Pricing Date.

Hypothetical Reference Return of the Least Performing Underlying	Hypothetical Final Settlement Value	Hypothetical Return on the Securities
100.00%	$1,150.00	15.00%
90.00%	$1,150.00	15.00%
80.00%	$1,150.00	15.00%
70.00%	$1,150.00	15.00%
60.00%	$1,150.00	15.00%
50.00%	$1,150.00	15.00%
30.00%	$1,150.00	15.00%
25.00%	$1,150.00	15.00%
20.00%	$1,150.00	15.00%
15.00%	**$1,150.00**	**15.00%**
10.00%	$1,150.00	15.00%
5.00%	$1,150.00	15.00%
0.00%	**$1,150.00**	**15.00%**
-5.00%	$1,150.00	15.00%
-10.00%	$1,150.00	15.00%
-20.00%	**$1,150.00**	**15.00%**
-30.00%	$700.00	-30.00%
-40.00%	$600.00	-40.00%
-50.00%	$500.00	-50.00%
-60.00%	$400.00	-60.00%
-70.00%	$300.00	-70.00%
-80.00%	$200.00	-80.00%
-90.00%	$100.00	-90.00%
-100.00%	$0.00	-100.00%

FWP-11

The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the securities.

Example 1: The Final Level of the Least Performing Underlying is greater than its Barrier Level.

Underlying	Initial Level	Final Level
SPX	1,000.00	900.00 (90% of its Initial Level)
RTY	1,000.00	1,000.00 (100% of its Initial level)

SPX is the Least Performing Underlying. Because the Initial Level of SPX is 2,000.00 and the Final Level of SPX is 1,800.00, the Reference Return of the Least Performing Underlying is -10.00%, calculated as follows:

$$\frac{\text{Final Level of SPX} - \text{Initial Level of SPX}}{\text{Initial Level of SPX}}$$

(900.00 - 1,000.00) / 1,000.00 = -10.00%

Because the Final Level of the Least Performing Underlying is above its Barrier Level, and is less than the level represented by the Digital Upside Return, the investor receives the Digital Upside Return, and the Final Settlement Value would be $1,150.00 per $1,000 Principal Amount of securities, calculated as follows:

$1,000 + ($1,000 × Digital Upside Return)

= $1,000 + ($1,000 × 15.00%)

= $1,150.00

Example 1 shows that you will benefit from the Digital Upside Return at maturity when the Final Level of the Least Performing Underlying is above its Barrier Level but less than the level represented by the Digital Upside Return.

Example 2: The Final Level of the Least Performing Underlying is greater than its Initial Level.

Underlying	Initial Level	Final Level
SPX	1,000.00	1,500.00 (150% of its Initial Level)
RTY	1,000.00	1,450.00 (145% of its Initial Level)

RTY is the Least Performing Underlying. Because the Initial Level of RTY is 1,000.00 and the Final Level of RTY is 1,450.00, the Reference Return of the Least Performing Underlying is 45.00%, calculated as follows:

$$\frac{\text{Final Level of RTY} - \text{Initial Level of RTY}}{\text{Initial Level of RTY}}$$

(1,450.00 - 1,000.00) / 1,000.00 = 45.00%

Because the Reference Return is positive, and the Reference Return is greater than the level represented by the Digital Upside Return, the Final Settlement Value would be $1,150.00 per $1,000 Principal Amount of securities, calculated as follows:

$1,000 + ($1,000 × Digital Upside Return)

= $1,000 + ($1,000 × 15.00%)

= $1,150.00

Example 2 shows that you will receive the return of your principal investment plus the Digital Upside Return at maturity when the Final Level of the Least Performing Underlying is above its Barrier Level and greater than the level represented by the Digital Upside Return. You will not receive any extra payment even if the Reference Return of the Least Performing Underlying exceeds the Digital Upside Return.

FWP-12

FWP-13 Example 3: The Final Level of the Least Performing Underlying is less than its Barrier Level. Underlying Initial Level Final Level SPX 1,000.00 400.00 (40% of its Initial Level) RTY 1,000.00 500.00 (50% of its Initial Level) SPX is the Least Performing Underlying. Because the Initial Level of SPX is 2,000.00 and the Final Level of SPX is 800.00, the Reference Return of the Least Performing Underlying is -60.00%, calculated as follows: Final Level of SPX – Initial Level of SPX Initial Level of SPX (400.00 - 1,000.00) / 1,000.00 = -60.00% Because the Reference Return of the Least Performing Underlying is less than -20.00%, the Final Settlement Value would be $400.00 per $1,000 Principal Amount of the securities, calculated as follows: $1,000 + ($1,000 × Reference Return of the Least Performing Underlying) = $1,000 + ($1,000 × -60.00%) = $400.00 Example 3 shows that you are fully exposed on a 1-to-1 basis to declines in the level of the Least Performing Underlying if the Reference Return of the Least Performing Underlying is less than -20%. YOU MAY LOSE UP TO 100% OF THE PRINCIPAL AMOUNT OF YOUR SECURITIES.

FWP-14 INFORMATION RELATING TO THE UNDERLYINGS Description of the SPX The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries. The top 5 industry groups by market capitalization as of May 29, 2020 were: Information Technology, Health Care, Communication Services, Consumer Discretionary and Financials. For more information about the SPX, see “The S&P 500 Index” beginning on page S-43 of the accompanying Equity Index Underlying Supplement. Historical Performance of the SPX The following graph sets forth the historical performance of the SPX based on the daily historical closing levels from June 18, 2010 through June 18, 2020. We obtained the closing levels below from the Bloomberg Professional® service (“Bloomberg”). We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg. The historical levels of the SPX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the SPX on the Final Valuation Date. Description of the RTY The RTY is designed to track the performance of the small-capitalization segment of the U.S. equity market. It consists of the smallest 2,000 companies included in the Russell 3000® Index, which is composed of the 3,000 largest U.S. companies as determined by market capitalization. The top 5 industry groups by market capitalization as of May 31, 2020 were: Health Care, Financial Services, Technology, Producer Durables and Consumer Discretionary. For more information about the RTY, see “The Russell 2000 Index” beginning on page S-37 of the accompanying Equity Index Underlying Supplement. Historical Performance of the RTY The following graph sets forth the historical performance of the RTY based on the daily historical closing levels from June 18, 2010 through June 18, 2020. We obtained the closing levels below from Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg. The historical levels of the RTY should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the RTY on the Final Valuation Date.

FWP-15 EVENTS OF DEFAULT AND ACCELERATION If the securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this document. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of each and every Underlying, and the accelerated maturity date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date for that Underlying will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated maturity date will also be postponed by an equal number of business days. For the avoidance of doubt, if no market disruption event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Reference Return will be made on such date, irrespective of the existence of a market disruption event with respect to the other Underlying occurring on such date. If the securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities—Senior Debt Securities—Events of Default” in the accompanying prospectus. SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST) We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the securities. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the securities from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers, or will offer the securities directly to investors. HSBC Securities (USA) Inc. proposes to offer the securities at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.50% and structuring fees of up to 0.25% per $1,000 Principal Amount in connection with the distribution of the securities to other registered broker-dealers. In no case will the sum of the underwriting discounts and structuring fees exceed 1.75% per $1,000 Principal Amount. An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the securities. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to make a market in the securities and may discontinue any market-making activities at any time without notice. We expect that delivery of the securities will be made against payment for the securities on or about the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement.

FWP-16 U.S. FEDERAL INCOME TAX CONSIDERATIONS There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, a security should be treated as a pre-paid executory contract with respect to the Underlyings. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a security as a pre-paid executory contract with respect to the Underlyings. Pursuant to this approach, we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the security for more than one year at such time for U.S. federal income tax purposes. We will not attempt to ascertain whether any of the entities whose stock is included in either Underlying would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in an Underlying were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in an Underlying and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in an Underlying is or becomes a PFIC or a USRPHC. Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the securities. A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on the Issuer’s determination that the securities are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlyings or the securities, and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlyings or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

TABLE OF CONTENTS Free Writing Prospectus General FWP-6 Payment at Maturity FWP-6 Investor Suitability FWP-7 Risk Factors FWP-8 Illustrative Examples FWP-11 Information Relating to the Underlyings FWP-14 Events of Default and Acceleration FWP-15 Supplemental Plan of Distribution (Conflicts of Interest) FWP-15 U.S. Federal Income Tax Considerations FWP-16 Equity Index Underlying Supplement Risk Factors S-1 The DAX® Index S-8 The Dow Jones Industrial Average® S-10 The EURO STOXX 50® Index S-12 The FTSE® 100 Index S-14 The Hang Seng® Index S-15 The Hang Seng China Enterprises Index S-17 The KOSPI 200 Index S-20 The MSCI Indices S-23 The NASDAQ 100 Index® S-27 The Nikkei 225 Index S-31 The PHLX Housing SectorSM Index S-33 The Russell 2000® Index S-37 The S&P 100® Index S-40 The S&P 500® Index S-43 The S&P 500® Low Volatility Index S-46 The S&P BRIC 40 Index S-49 The S&P MidCap 400® Index S-51 The TOPIX® Index S-54 Additional Terms of the Notes S-56 Prospectus Supplement Risk Factors S-1 Pricing Supplement S-10 Description of Notes S-12 Use of Proceeds and Hedging S-36 Certain ERISA Considerations S-37 U.S. Federal Income Tax Considerations S-39 Supplemental Plan of Distribution (Conflicts of Interest) S-61 Prospectus About this Prospectus 1 Risk Factors 2 Where You Can Find More Information 3 Special Note Regarding Forward-Looking Statements 4 HSBC USA Inc. 7 Use of Proceeds 8 Description of Debt Securities 9 Description of Preferred Stock 20 Description of Warrants 25 Description of Purchase Contracts 30 Description of Units 33 Book-Entry Procedures 36 Limitations on Issuances in Bearer Form 40 U.S. Federal Income Tax Considerations Relating to Debt Securities 41 Plan of Distribution (Conflicts of Interest) 49 Notice to Canadian Investors 52 Notice to EEA Investors 53 Notice to UK Investors 54 UK Financial Promotion 54 Certain ERISA Matters 55 Legal Opinions 57 Experts 58 You should only rely on the information contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates. HSBC USA Inc. $ Digital Barrier Securities Linked to the Least Performing of the S&P 500® Index and the Russell 2000® Index June 19, 2020 FREE WRITING PROSPECTUS